Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES

BOARD AUTHORIZATION TO PURCHASE UP TO

AN ADDITIONAL 5,000,000 SHARES OF FAMILY DOLLAR COMMON STOCK

MATTHEWS, NC, April 22, 2004 — Family Dollar Stores, Inc. (NYSE: FDO), has announced that the Company’s Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, up to an additional 5,000,000 shares of the Company’s Common Stock.  The purchases could be in the open market or in private transactions or otherwise.  The Board of Directors authorized the purchase as the Board believes that the Common Stock is a good investment and the repurchase program builds value for shareholders.

The Board of Directors in October 2002, authorized the Company to purchase up to 5,000,000 shares of the Company’s Common Stock.  Under such authorization, 2,202,200 shares were purchased in the fiscal year ended August 30, 2003, and 1,827,000 shares have been purchased in the current fiscal year to date, leaving 970,800 shares remaining to be purchased.  With today’s authorization by the Board of Directors to purchase up to an additional 5,000,000 shares of Common Stock, the Company is now authorized to purchase up to a total of 5,970,800 shares of Common Stock.

Family Dollar Stores, Inc. is a discount store chain operating 5,216 stores in 43 states.  The Company has 170,919,113 shares of Common Stock outstanding, and the Common Stock is traded on the New York Stock Exchange.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive

Continued. . .

factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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4/22/04